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                                                                 Exhibit 6a(iii)


                            CERTIFICATE OF AMENDMENT

                                     OF THE
                      DECLARATION OF INTENTION AND CHARTER
                                       OF
              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                                      UNDER
      SECTION 805 OF THE BUSINESS CORPORATION LAW AND SECTION 1206 OF THE
                                 INSURANCE LAW


      The undersigned officers of The Manufacturers Life Insurance Company of New York (the "Corporation"), duly organized and existing under the Laws of the State of New York, do hereby certify that:

      1. That the name of the Corporation is The Manufacturers Life Insurance Company of New York, originally formed as First North American Life Assurance Company.

      2. That the Declaration of Intention and Charter (the "Charter") was filed on February 10, 1992 with the Superintendent of Insurance and amended on October 1,1997 to change the name of the Corporation.

      3. That the Charter of the Corporation is hereby amended to decrease the number of Directors of the Corporation by deleting paragraph FIFTH in its entirety and inserting the following in lieu thereof:

          FIFTH: The Board of Directors of the Corporation shall consist of the number of Directors as may from time to time be determined in accordance with the By-Laws of the Corporation, but shall not be less than nine nor more than eighteen in number, of which four, but not less than one-third, must not be officers or employees of the Corporation or any entity controlling, controlled by, or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity. The number of Directors shall be increased to not less than thirteen within one year following the end of the calendar year in which the Corporation exceeded one and one-half billion dollars in admitted assets. In the event the number of Directors duly elected and serving shall be less than nine, the Corporation shall not for that reason be dissolved, but the vacancy or vacancies shall be filled as provided in paragraph Sixth.


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     4.  That the foregoing amendment has been duly authorized by the Board of
Directors at their regularly scheduled meeting held August 20, 1997, and by the Sole Stockholder of the Corporation at a Special Meeting held August 20, 1997, in accordance with the provisions of Section 803(a) of the Business Corporation Law of the State of New York.

     IN WITNESS WHEREOF, The Manufacturers Life Insurance Company of New York has caused this Certificate to be executed by Joseph Scott, President and Tracy Kane, Secretary.



                           THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK


                              By /s/ Joseph Scott
                                 -----------------------------------------------
                                 Joseph Scott, President


                              By /s/ Tracy Kane
                                 -----------------------------------------------
                                 Tracy Kane, Secretary


STATE of Massachusetts      )
                            )
County of Suffolk           )

     On this 17th day of October, 1997, before me personally came Joseph Scott, President and Tracy Kane, Secretary of The Manufacturers Life Insurance Company of New York, the Corporation described in the above executed instrument, and that he/she signed his/her name thereto by order of the Directors of said Corporation.

                                        /s/ Kimberly S. Ciccarelli
                                        --------------------------

                                                 Notary Public

                                        Commission Expires November 13, 2003